Exhibit 99.7

Competitive Companies, Inc. (CCI) Announces the Resignation of Ms. Tonni Lynn Smith-Atkins from the Board of Directors

RIVERSIDE, Calif., March 17 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. (CCI) (OTC Bulletin Board: CCOP) announced today that Ms. Tonni Lynn Smith-Atkins has resigned her position on the Board of Directors for personal reasons. Ms. Smith-Atkins resignation is effective immediately, but she continues to support the management team, and the strategy, vision, and mission of the Company.

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with principal offices in Riverside, California. The Company began operations in 1998 providing communications and video services to multiple dwelling units (MDU's) regionally. In September 2008, CCI and Innovation Capital Management, Inc. (ICM) parent company of DiscoverNet, Inc., signed a merger agreement. Incrementally in 2008, CCI signed a definitive agreement to acquire 40 carrier-grade microwave towers from Worldwide Communications Associates, Inc. The combined Companies have initiated an Integrated Communications Provider (ICP) philosophy and have developed a broad range of bundled services to select markets nationwide. These services include: Wireless High Speed Internet; Nationwide Dial-UP; Broadband DSL; Broadband Satellite; Web Design Services; Network Design Services; Cable Television & Dedicated Internet Connectivity; Discount Cellular Services; Nationwide Roadside Assistance; IPTV; and Track Phone International GPS Distribution. For more information on the company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward-looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies, Inc.

Source: PR Newswire (March 17, 2009 - 7:09 PM EDT)

News by QuoteMedia